Exhibit 99.1

NEWS RELEASE

Contact:
Kevin Smith
Senior Director, Investor Relations
(281) 388-5551

TEAM, INC. REPORTS THIRD QUARTER 2020 RESULTS
Delivered Strong Quarterly Gross Margin of 29.1%
Achieved $35 Million of Cost Savings During the Third Quarter
Increased Annual Cost Savings Range to $85-$95 Million

•Gross margin of 29.1%, surpassed the same quarter last year of 28.6%
•Reduced quarterly SG&A by $23.6 million or 27.8% as compared to Q3 2019
•Operating Income of $2.3 million, an improvement of $4.1 million from Q3 2019
•Revenue sequentially increased 15.7% over the preceding quarter
•Cost savings of $35 million in Q3 2020; year-to-date cost savings of $75 million
•Annual cost savings range raised to $85-$95 million

SUGAR LAND, TX – Nov. 4, 2020 – Team, Inc. (NYSE: TISI), a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions, today reported its financial results for the third quarter ended Sept. 30, 2020.

“Our results reflect an improving, but still challenging, business environment and demonstrate our laser focus and discipline on managing costs, which enabled us to deliver strong third quarter margins,” said Amerino Gatti, TEAM’s Chairman and Chief Executive Officer. “We exceeded our cost savings forecast, which allowed the company to increase gross margin by 50 basis points and adjusted EBITDA margin by 120 basis points over the prior year quarter. During the quarter, each of our segments delivered sequential revenue growth as our clients steadily adapted to operating in the current environment. These results were achieved by working more collaboratively with our clients, delivering innovative solutions, and demonstrating execution excellence.

“Our ability to adjust our cost structure to flex with market dynamics allowed us to deliver another $35 million in cost reductions for the quarter. During the first nine months, we delivered $75 million of cost savings, achieving the previous full year target. We now estimate our full year 2020 cost savings to be $85 to $95 million.

“While activity levels increased gradually during the quarter, the third quarter was not without its challenges, including the prolonged effects from the oil and gas supply/demand imbalance and COVID-19 related restrictions. Adding to these market headwinds, the third quarter was also impacted by extreme California wildfires and the most active hurricane season in several decades, which caused repeated work stoppages in the Gulf of Mexico.

“TEAM continues to focus on revenue diversification into growing end markets. We made progress in both hydroelectric and wind energy and are actively bidding on renewable energy projects globally. Likewise, strategic investments into our digital and technology portfolios improve how we promote client offerings, engage more directly with clients, and deliver integrated solutions. Our digital and technology capabilities have prepared us for these dynamic market conditions and position us to respond to what we expect will be a strong recovery over the next two years.

“Looking ahead, TEAM continues to monitor several risks, including client operations around the holidays, potential COVID-19 impacts, and weather events. Despite these risks and the extended market uncertainty, we remain cautiously optimistic that revenue will further increase in the fourth quarter, primarily benefiting from deferred projects and an improvement in our call-out business.

“I am extremely proud of TEAM’s resiliency and execution as we navigate the ongoing pandemic. We also achieved a top quartile safety performance, representing the best safety record in the company’s history. In addition, our exceptional technicians on the front lines have established an atmosphere of teamwork and unity. By boldly facing challenges head on, they have been able to engage our clients, leverage our technology offerings, and manage our risks and financial resources,” concluded Mr. Gatti.

Financial Results

Consolidated net loss in the third quarter of 2020 was $9.1 million ($0.30 loss per diluted share) compared to net loss of $7.1 million ($0.23 loss per diluted share) in the third quarter of 2019. Consolidated Adjusted EBITDA, a non-GAAP measure, was $18.2 million for the third quarter of 2020 compared to $20.6 million for the prior year quarter. (See the accompanying reconciliation of non-GAAP measures at the end of this earnings release.)

Consolidated revenues for the third quarter of 2020 were $219.1 million compared to $290.1 million in the prior year quarter. Revenue decreased due to lower activity levels primarily resulting from the impact of COVID-19, the global oil supply/demand imbalance and an active hurricane season in the Gulf of Mexico which lead to clients’ temporarily closing facilities and/or curtailing operations. In the third quarter of 2020, consolidated gross margin was $63.7 million, or 29.1%, compared with 28.6% in the same quarter a year ago.

SG&A for the third quarter was $61.1 million, down $23.6 million, or a 27.8% improvement from the third quarter of 2019. The company’s adjusted measure of net income/loss, Consolidated Adjusted EBIT, was $5.6 million in the third quarter compared to $5.9 million in the prior year comparable quarter.

Third quarter 2020 reported results include certain net charges not indicative of Team’s core operating activities, including: $0.9 million of costs related to the OneTEAM program, $0.2 million of legal costs and $0.5 million of natural disaster costs and other non-recurring costs. Net of tax, these items totaled $2.6 million or $0.09 per diluted share.

Adjusted net income or loss, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the company’s revenue and operating income (loss) by segment for the quarters ended Sept. 30, 2020 and 2019 (in thousands):

	Three Months Ended Sept 30,		Increase (Decrease)
	2020	2019	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$96,637	$126,379	$(29,742)	(23.5)%
MS	101,738	135,625	(33,887)	(25.0)%
Quest Integrity	20,718	28,075	(7,357)	(26.2)%
Total	$219,093	$290,079	$(70,986)	(24.5)%
Operating income (loss):
IHT	$7,720	$6,640	$1,080	16.3%
MS	9,581	15,871	(6,290)	(39.6)%
Quest Integrity	3,006	7,122	(4,116)	(57.8)%
Corporate and shared support services	(18,010)	(31,473)	13,463	42.8%
Total	$2,297	$(1,840)	$4,137	NM1
_________________
1    NM - Not meaningful

Decrease in year-over-year activity levels across the company were due to the negative impact of the COVID-19 pandemic, the global oil supply/demand imbalance, extreme wildfires in California and an active hurricane season in the Gulf of Mexico that lead to clients temporarily closing facilities and/or curtailing operations, resulting in the postponement of client projects and lower demand for the company’s services.

Given the nature and locality of Quest Integrity’s business, Quest was particularly impacted by the pandemic as stay-at-home orders limited travel and necessitated quarantine restrictions. The travel restrictions resulted in many of Quest’s third quarter projects getting delayed until the fourth quarter of 2020 or early 2021.

Cash and Debt

Consolidated cash and cash equivalents were $19.6 million at Sept. 30, 2020. The company’s net debt (total debt less cash and cash equivalents) was $324.6 million at Sept. 30, 2020, compared to $318.4 million at Dec. 31, 2019.

Non-GAAP Financial Measures

The non-GAAP measures in this earnings release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Thursday, Nov. 5, 2020 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its third quarter 2020 results.

By Phone: Dial 1-877-407-5794 inside the U.S. or 1-201-389-0869 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through Nov. 12, 2020 by dialing 1-877-660-6853 inside the U.S. or 201-612-7415 outside the U.S. using the Conference ID 13711740#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under “Investor Relations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team Inc. (NYSE: TISI) is a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, (i) the duration and magnitude of the COVID-19 pandemic, related economic effects and the resulting negative impact on demand for oil and gas along with the current surplus in the global supply of oil, (ii) any difficulties or delays that could affect the Company's ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company's internal control over financial reporting, as described in Item 9A. "Controls and Procedures" of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and (iii) such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Revenues	$219,093	$290,079	$645,236	$875,507
Operating expenses	155,388	207,044	466,669	631,928
Gross margin	63,705	83,035	178,567	243,579
Selling, general and administrative expenses	61,089	84,647	198,415	248,507
Restructuring and other related charges, net	319	228	3,365	436
Goodwill impairment charge	—	—	191,788	—
Operating income (loss)	2,297	(1,840)	(215,001)	(5,364)
Interest expense, net	7,757	7,647	21,847	22,658
Other expense, net	655	116	1,292	371
Loss before income taxes	(6,115)	(9,603)	(238,140)	(28,393)
Less: Provision (benefit) for income taxes	2,958	(2,546)	(15,812)	(3,210)
Net loss	$(9,073)	$(7,057)	$(222,328)	$(25,183)

Loss per common share:
Basic	$(0.30)	$(0.23)	$(7.27)	$(0.83)
Diluted	$(0.30)	$(0.23)	$(7.27)	$(0.83)

Weighted-average number of shares outstanding:
Basic	30,628	30,300	30,599	30,267
Diluted	30,628	30,300	30,599	30,267

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2020	2019
	(unaudited)

Cash and cash equivalents	$19,611	$12,175

Other current assets	284,935	305,403

Property, plant and equipment, net	173,049	191,951

Other non-current assets	275,268	475,688

Total assets	$752,863	$985,217

Current portion of long-term debt and finance lease obligations	$5,323	$5,294

Other current liabilities	123,516	145,242

Long-term debt and finance lease obligations, net of current maturities	338,872	325,299

Other non-current liabilities	71,652	72,712

Stockholders’ equity	213,500	436,670

Total liabilities and stockholders’ equity	$752,863	$985,217

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(unaudited, in thousands)

	Nine Months Ended September 30,
	2020	2019

Net loss	$(222,328)	$(25,183)

Depreciation and amortization expense	34,709	36,700

Provision for doubtful accounts	1,160	(440)

Deferred income taxes	(3,132)	261

Non-cash compensation cost	4,073	8,670

Goodwill impairment charge	191,788	—

Working capital changes	8,084	8,507

Other items affecting operating cash flows	5,811	4,504

Net cash provided by operating activities	20,165	33,019

Capital expenditures	(16,684)	(23,199)

Cash used for business acquisitions, net	(1,013)	—

Proceeds from disposal of assets	198	802

Other items affecting investing cash flow	(53)	38

Net cash used in investing activities	(17,552)	(22,359)

Borrowings (payments) under revolving credit agreement, net	10,802	(64,886)

Borrowings (payments) under term loan	(3,750)	49,745

Debt issuance costs	(1,841)	(1,475)

Taxes paid for net share settlement of share-based awards	(350)	(776)

Other items affecting financing cash flows	(199)	(658)

Net cash provided by (used in) financing activities	4,662	(18,050)

Effect of exchange rate changes	161	(630)

Net change in cash and cash equivalents	$7,436	$(8,020)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020		2019
Revenues
IHT	$96,637	$126,379	$284,992		$392,093
MS	101,738	135,625	299,077		402,048
Quest Integrity	20,718	28,075	61,167		81,366
	$219,093	$290,079	$645,236		$875,507

Operating income (loss) (“EBIT”)
IHT	$7,720	$6,640	$(179,690)	1	$17,858
MS	9,581	15,871	20,502		41,722
Quest Integrity	3,006	7,122	9,801		18,090
Corporate and shared support services	(18,010)	(31,473)	(65,614)		(83,034)
	$2,297	$(1,840)	$(215,001)		$(5,364)

Segment Adjusted EBIT
IHT	$7,829	$6,640	$13,245		$17,986
MS	11,386	15,871	23,974		41,839
Quest Integrity	3,192	7,184	10,127		18,152
Corporate and shared support services	(16,848)	(23,749)	(59,178)		(66,248)
	$5,559	$5,946	$(11,832)		$11,729

Segment Adjusted EBITDA
IHT	$11,438	$11,030	$24,583		$31,279
MS	16,877	21,282	40,371		58,182
Quest Integrity	4,161	7,997	12,869		20,885
Corporate and shared support services	(14,267)	(19,725)	(50,873)		(53,247)
	$18,209	$20,584	$26,950		$57,099

___________________
1    Includes goodwill impairment charge of $191.8 million for the nine months ended September 30, 2020. Excluding the goodwill impairment charge, operating income for IHT would be $12.1 million for the nine months ended September 30, 2020.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM program, non-routine legal costs and settlements, restructuring charges, goodwill impairment charges and certain other items as determined by management. We believe adjusting for these items provides investors with additional measures to evaluate the financial performance of our core business operations on a comparable basis from period to period.
Beginning in the third quarter of 2020, we have modified our presentation of non-GAAP financial measures to reconcile net income (loss) to consolidated adjusted EBIT and EBITDA. Consolidated adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated adjusted EBITDA further excludes from consolidated adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Segment adjusted EBIT is equal to segment operating income (loss) excluding costs associated with our OneTEAM program, non-routine legal costs and settlements, restructuring charges, goodwill impairment charges and certain other items as determined by management. Segment adjusted EBITDA further excludes from segment adjusted EBIT depreciation, amortization, and non-cash share based compensation costs. Consolidated adjusted EBITDA margin is defined as consolidated adjusted EBITDA divided by revenue. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per diluted share, consolidated adjusted EBIT, and consolidated adjusted EBITDA are meaningful measures of performance which are commonly used by industry analysts, investors, lenders and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment adjusted EBIT and segment adjusted EBITDA is also used as a basis for the Chief Operating Decision Maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Adjusted Net Income (Loss):
Net loss	$(9,073)	$(7,057)	$(222,328)	$(25,183)
Professional fees and other[1]	929	4,252	3,986	13,073
Legal costs[2]	230	3,306	1,926	3,584
Severance charges, net[3]	1,635	228	5,001	436
Natural disaster costs[4]	500	—	500	—
Goodwill impairment charge	—	—	191,788	—
Tax impact of adjustments and other net tax items[5]	(692)	(1,636)	(15,610)	(3,590)
Adjusted net loss	$(6,471)	$(907)	$(34,737)	$(11,680)

Adjusted net loss per common share:
Basic	$(0.21)	$(0.03)	$(1.14)	$(0.39)
Diluted	$(0.21)	$(0.03)	$(1.14)	$(0.39)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(9,073)	$(7,057)	$(222,328)	$(25,183)
Provision (benefit) for income taxes	2,958	(2,546)	(15,812)	(3,210)
Interest expense, net	7,757	7,647	21,847	22,658
Foreign currency loss (gain) [7]	752	121	1,641	388
Pension expense (credit)[6]	(129)	(5)	(381)	(17)
Professional fees and other[1]	929	4,252	3,986	13,073
Legal costs[2]	230	3,306	1,926	3,584
Severance charges, net[3]	1,635	228	5,001	436
Natural disaster costs[4]	500	—	500	—
Goodwill impairment charge	—	—	191,788	—
Consolidated Adjusted EBIT	5,559	5,946	(11,832)	11,729
Depreciation and amortization
Amount included in operating expenses	5,794	6,107	17,517	18,757
Amount included in SG&A expenses	5,729	5,943	17,192	17,943
Total depreciation and amortization	11,523	12,050	34,709	36,700
Non-cash share-based compensation costs	1,127	2,588	4,073	8,670
Consolidated Adjusted EBITDA	$18,209	$20,584	$26,950	$57,099

Net loss margin	(4.1)%	(2.4)%	(34.5)%	(2.9)%
Consolidated Adjusted EBITDA margin	8.3%	7.1%	4.2%	6.5%

Free Cash Flow:
Cash provided by (used in) operating activities	$(7,080)	$27,449	$20,165	$33,019
Capital expenditures	(4,198)	(8,803)	(16,684)	(23,199)
Free Cash Flow	$(11,278)	$18,646	$3,481	$9,820
____________________________________
1    For the three and nine months ended September 30, 2020, includes $0.6 million and $2.6 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and nine months ended September 30, 2019, includes $3.8 million and $9.8 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
2    For the three and nine months ended September 30, 2020, primarily relates to costs associated with international legal and internal control review matters. For the three and nine months ended September 30, 2019, primarily relates to resolution of a legal matter.
3    For the three and nine months ended September 30, 2020, $0.3 million and $3.4 million, respectively, are severance charges associated with the OneTEAM program as well as $1.3 million and $1.6 million, respectively, in severance charges were due to the impact of COVID-19. For the three and nine months ended September 30, 2019, severance charges are associated with the OneTEAM program.
4    Amount represents the insurance deductible for hurricane damage incurred for the three months ended September 30, 2020.
5    Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three and nine months ended September 30, 2020 and 2019 except for the adjustment of the goodwill impairment charge for which the actual tax impact was used.
6    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
7    Represents foreign currency gain/loss. For prior periods, includes other nominal fees.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income (loss)	$7,720	$6,640	$(179,690)	$17,858
Severance charges, net[1]	88	—	1,126	128
Natural disaster costs[2]	21	—	21	—
Goodwill impairment charge	—	—	191,788	—
Adjusted EBIT	7,829	6,640	13,245	17,986
Depreciation and amortization	3,609	4,390	11,338	13,293
Adjusted EBITDA	$11,438	$11,030	$24,583	$31,279

MS
Operating income	$9,581	$15,871	$20,502	$41,722
Severance charges, net[1]	1,326	—	2,993	117
Natural disaster costs[2]	479	—	479	—
Adjusted EBIT	11,386	15,871	23,974	41,839
Depreciation and amortization	5,491	5,411	16,397	16,343
Adjusted EBITDA	$16,877	$21,282	$40,371	$58,182

Quest Integrity
Operating income	$3,006	$7,122	$9,801	$18,090
Severance charges, net[1]	186	62	326	62
Adjusted EBIT	3,192	7,184	10,127	18,152
Depreciation and amortization	969	813	2,742	2,733
Adjusted EBITDA	$4,161	$7,997	$12,869	$20,885

Corporate and shared support services
Net loss	$(29,380)	$(36,690)	$(72,941)	$(102,853)
Provision (benefit) for income taxes	2,958	(2,546)	(15,812)	(3,210)
Interest expense, net	7,757	7,647	21,847	22,658
Foreign currency loss (gain)[6]	752	121	1,641	388
Pension expense (credit)[3]	(129)	(5)	(381)	(17)
Professional fees and other[4]	929	4,252	3,986	13,073
Legal costs[5]	230	3,306	1,926	3,584
Severance charges, net[1]	35	166	556	129
Adjusted EBIT	(16,848)	(23,749)	(59,178)	(66,248)
Depreciation and amortization	1,454	1,436	4,232	4,331
Non-cash share-based compensation costs	1,127	2,588	4,073	8,670
Adjusted EBITDA	$(14,267)	$(19,725)	$(50,873)	$(53,247)
___________________
1    Relates to severance charges incurred associated with the OneTEAM program, including international restructuring under the OneTEAM program for the three and nine months ended September 30, 2020 and September 30, 2019. Also includes severance charges due to the impact of COVID-19 for the three and nine months ended September 30, 2020.
2    Amount represents the insurance deductible for hurricane damage incurred for the three months ended September 30, 2020.
3    Represents pension expense (credit) for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan has had no new participants added since the plan was frozen in 1994 and accruals for future benefits ceased in connection with a plan curtailment in 2013.
4    For the three and nine months ended September 30, 2020, includes $0.6 million and $2.6 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs). For the three and nine months ended September 30, 2019, includes $3.8 million and $9.8 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).
5    For the three and nine months ended September 30, 2020, primarily relates to costs associated with international legal and internal control review matters. For the three and nine months ended September 30, 2019, primarily relates to resolution of a legal matter.
6    Represents foreign currency gain/loss. For prior periods, includes other nominal fees.